EXHIBIT 99.1

The CATO Corporation

                                                 NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 3Q EPS OF $0.24

CHARLOTTE, N.C. (November 21, 2019) –– The Cato Corporation (NYSE: CATO) today reported net income of $6.0 million for the third quarter ended November 2, 2019, compared to net income of $3.8 million for the third quarter ended November 3, 2018.  Earnings per diluted share for the third quarter were $0.24, compared to $0.16 last year.  Sales for the third quarter ended November 2, 2019 were $189.4 million, up 1% compared to sales of $187.9 million for the third quarter ended November 3, 2018.  Same-store sales for the quarter increased 4% to last year.

“We are pleased with our third quarter results, which continued our positive trends in same-store sales and merchandise margins,” stated John Cato, Chairman, President, and Chief Executive Officer.  “We remain cautiously optimistic about the fourth quarter as customer buying patterns continue to change and we evaluate the potential impact of current and future tariffs.”

For the nine months ended November 2, 2019, the Company earned net income of $39.1 million, compared to net income of $33.7 million for the nine months ended November 3, 2018.  Earnings per diluted share were $1.59 compared to $1.36 last year.  Sales for the nine months ended November 2, 2019 were $627.8 million, flat compared to sales of $630.8 million for the nine months ended November 3, 2018.  Year-to-date same-store sales increased 2% to last year.

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

For the quarter, the gross margin rate increased to 37.4% of sales from 34.5% last year, primarily due to higher merchandise margins and lower occupancy expenses.  The SG&A rate for the quarter increased to 34.2% from 32.9% last year primarily due to higher incentive compensation in the current year and favorable litigation settlements in the prior year.  Income tax for the quarter was an expense of $0.1 million compared to a benefit of $1.3 million last year.  The Company ended the quarter with cash and short-term investments of $228.4 million.

Year-to-date, the gross margin rate increased to 38.7% of sales from 37.4% the prior year primarily due to higher merchandise margins and lower occupancy expenses.  The year-to-date SG&A rate increased slightly to 31.3% from 31.2% last year primarily due to higher incentive compensation offset by lower insurance costs.  Income tax for the year was an expense of $6.5 million compared to an expense of $2.9 million last year.

As of November 2, 2019, the Company operated 1,298 stores in 31 states, compared to 1,350 stores in 33 states as of November 3, 2018.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato,” “Versona” and “It’s Fashion.”  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed  under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED NOVEMBER 2, 2019 AND NOVEMBER 3, 2018

(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended

	November 2,	%	November 3,	%	November 2,	%	November 3,	%
	2019	Sales	2018	Sales	2019	Sales	2018	Sales

REVENUES
Retail sales	$189,357	100.0%	$187,892	100.0%	$627,780	100.0%	$630,765	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,166	1.1%	2,120	1.1%	6,676	1.1%	6,464	1.0%

Total revenues	191,523	101.1%	190,012	101.1%	634,456	101.1%	637,229	101.0%

GROSS MARGIN (Memo)	70,733	37.4%	64,878	34.5%	242,701	38.7%	235,663	37.4%

COSTS AND EXPENSES, NET
Cost of goods sold	118,624	62.6%	123,014	65.5%	385,079	61.3%	395,102	62.6%
Selling, general and administrative	64,681	34.2%	61,765	32.9%	196,737	31.3%	196,616	31.1%
Depreciation	3,844	2.0%	4,094	2.2%	11,523	1.8%	12,470	2.0%
Interest and other income	(1,662)	-0.9%	(1,374)	-0.7%	(4,491)	-0.7%	(3,559)	-0.6%

Cost and expenses, net	185,487	98.0%	187,499	99.8%	588,848	93.8%	600,629	95.2%

Income Before Income Taxes	6,036	3.2%	2,513	1.3%	45,608	7.3%	36,600	5.8%

Income Tax (Benefit)/Expense	51	0.0%	(1,287)	-0.7%	6,501	1.0%	2,907	0.5%

Net Income	$5,985	3.2%	$3,800	2.0%	$39,107	6.2%	$33,693	5.3%

Basic Earnings Per Share	$0.24		$0.16		$1.59		$1.36

Diluted Earnings Per Share	$0.24		$0.16		$1.59		$1.36

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	November 2,	February 2,
	2019	2019
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$21,222	$24,603
Short-term investments	203,309	182,711
Restricted cash	3,880	3,802
Accounts receivable - net	27,479	28,137
Merchandise inventories	114,049	119,585
Other current assets	4,301	11,750

Total Current Assets	374,240	370,588

Property and Equipment – net	88,384	94,304

Noncurrent Deferred Income Taxes	10,829	11,209

Other Assets	23,475	21,805

Right-of-Use Assets, net	154,235	-

TOTAL	$651,163	$497,906

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$133,229	$141,086

Current Lease Liability	53,536	-

Noncurrent Liabilities	21,741	39,984

Lease Liability	110,948	-

Stockholders' Equity	331,709	316,836

TOTAL	$651,163	$497,906

8100 Denmark Road

P.O. Box 34216

Charlotte, NC   28234

(704) 554-8510